Exhibit 10.13

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of June 30, 2022 (the “Effective Date”), is by and between Bitech Technologies Corporation, a Delaware corporation (formerly, Spine Injury Solutions, Inc.) (the “Seller”) and SPIN Collections LLC, a Texas limited liability company (the “Buyer”) and Peter Dalrymple (“Dalrymple”). Each of the Seller and the Buyer may be referred to herein collectively as the “Parties” and separately as a “Party.”

RECITALS

The Seller desires to sell, transfer and assign to the Buyer and Buyer desires to purchase certain accounts receivables of Seller’s business relating to spine pain management receivables purchased from doctors (the “Business”) in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties and covenants and subject to the conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1	Assets. The Seller hereby agrees to sell, assign and deliver to the Buyer at the Closing (as defined below) all right, title and interest in and to the assets and rights, together with any replacements thereof and additions thereto made between the date hereof and the Closing, as hereafter described in this Section 1.1 (collectively, the “Assets”), including the following:

	(a)	All of the Seller’s right, title and interest to accounts receivable or payments due to the Seller in connection with the operation of the Business set forth on Schedule 1.1(a)( the “Receivables”).

1.2	Assumed Liabilities. Buyer shall assume and agree to pay, perform and discharge when due any and all of Seller’s liabilities and obligations, whether accrued, absolute, contingent or otherwise including, without limitation, liability or obligation with respect to (collectively, the “Assumed Liabilities”):

	(a)	all Liabilities arising out of or relating to the ownership or operation of the Business and the Assets prior to the Closing, including, but not limited to (i) any claim for injury to persons or property; (ii) any employees, agents, independent contractors or creditors of the Seller or under any plan or arrangement with respect thereto and for wages, salaries, bonuses, commissions, sick pay, vacation or holiday pay, overtime or other benefits; (iii) any tax, assessment or other governmental imposition of any type or description, including, without limitation, any income or excess profits taxes or local income, sales, use, excise, value added, ad valorem or franchise taxes, together with any interest, assessments and penalties thereon; (iv) any violation by the Seller of any requirement of law prior to the Closing Date; and (v) any litigation or other legal proceedings, claims or investigations related to the Seller or the Business.

	(b)	For purposes of this Agreement, “Liabilities” means liabilities, obligations or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

(c)	For purposes of this Agreement, “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

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2.	PURCHASE PRICE

2.1	Purchase Price. The Assets shall be sold by the Seller and shall be purchased by the Buyer in consideration for $10 and other good and valuable consideration that is acknowledged as received.

2.2	Expenses. Any transfer tax or sales tax or recording or governmental fees imposed upon the sale, assignment and delivery of the Assets shall be paid by the Seller, provided that any freight and insurance charges on delivery of the Assets to the Buyer shall be paid by the Buyer.

3.	CLOSING

3.1	Closing. The closing (the “Closing” or “Closing Date”) of the transactions contemplated by this Agreement shall take place on June 30, 2022 at the offices of Seller’s legal counsel.

3.2	Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in the form of Exhibit A attached hereto (the “Bill of Sale”) and duly executed by Seller, transferring the Assets Buyer;

(ii) a certificate of the Secretary (or equivalent officer) of Seller certifying as to the resolutions of the board of directors and the stockholders of Seller, which authorize the execution, delivery and performance of this Agreement, the Bill of Sale and the other agreements, instruments and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby;

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	(iii)	such other customary instruments of transfer or assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement; and

(b)	At the Closing, Buyer shall deliver to Seller the following:

(i)	the Note Cancellation Agreement;

(ii)	a UCC termination statement Dalrymple which shall have been filed with the Texas Secretary of State, as to Bitech and Seller;

(iii)	a certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, which authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents;

(iv)	copies of Seller’s bank statements since January 1, 2021 as it relates to the Business.

4.	REPRESENTATIONS AND WARRANTIES OF SELLER

In order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated under this Agreement, the Seller makes the following representations, warranties and covenants, each of which is relied upon by Buyer in consummating the transactions contemplated hereby regardless of any other investigation made or information obtained by the Buyer:

4.1	Organization, Power and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to perform the transactions and agreements contemplated by this Agreement.

4.2	Authorization; Binding Obligation: Consents. The execution, delivery and performance of this Agreement have been authorized by all necessary corporate, shareholder and legal action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and is the legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby by the Seller does not and will not, violate or result in the breach of documents or laws binding on the Seller. No consent, action, permit, license, approval or authorization of is required or necessary to be obtained by the Seller in connection with the execution, delivery and performance of this Agreement.

4.3	Litigation and Proceedings. To the knowledge of the Seller, there are no actions, suits, proceedings, or investigations pending or threatened by or against Seller or affecting Seller or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

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4.4	No Other Representations and Warranties. Except for the representations and warranties contained in this Section 4, Seller has not made nor does it make any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding the Business and the Assets furnished or made available to Buyer and its representatives in any form or as to the future revenue, profitability, or success of the Business, or any representation or warranty arising from statute or otherwise in law. For purposes of this Agreement, “Representative” means, with respect to any person or entity, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

5.	REPRESENTATIONS AND WARRANTIES OF BUYER

Each of the Buyer and Dalrymple, jointly and severely, represents and warrants that:

5.1	Corporate Authority. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Texas and has full corporate power and authority to perform the transactions and agreements contemplated by this Agreement.

5.2	Authorization; Binding Obligation: Consents. The execution, delivery and performance of this Agreement have been authorized by all necessary corporate, shareholder and legal action on the part of the Buyer and Dalrymple. This Agreement has been duly executed and delivered by the Buyer and Dalrymple and is the legal, valid and binding obligation of the Buyer and Dalrymple enforceable against them in accordance with its terms. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby by the Buyer and Dalrymple does not and will not, violate or result in the breach of documents or laws binding on the Buyer or Dalrymple. No consent, action, permit, license, approval or authorization of is required or necessary to be obtained by the Buyer or Dalrymple in connection with the execution, delivery and performance of this Agreement.

5.3	Solvency; Sufficiency of Funds. Immediately after giving effect to the transactions contemplated hereby, Buyer and Dalrymple shall be solvent and shall: (a) be able to pay their debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all Liabilities); and (c) have adequate capital to carry on the Business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

5.4	Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

5.5	Independent Investigation. Buyer and Dalrymple have conducted their own independent investigation, review and analysis of the Business and the Assets, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller for such purpose. Each of Buyer and Dalrymple acknowledges and agrees that: (a) in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Dalrymple have relied solely upon their own investigation and the express representations and warranties of Seller set forth in Section 4 of this Agreement; and (b) neither Seller nor any other person has made any representation or warranty as to Seller, the Business, the Assets or this Agreement, except as expressly set forth in Section 4 of this Agreement.

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6.	ADDITIONAL COVENANTS OF THE SELLER

6.1	Further Assurances. Following the Closing, each of the Parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and other Transaction Documents.

7.	CONDITIONS TO THE OBLIGATIONS OF THE BUYER

The obligation of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

7.1	Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Seller in this Agreement shall be true and correct in all material respects on the date of this Agreement and on the Closing Date. The Seller shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing and shall have delivered to the Buyer copies of resolutions adopted by the board of directors and, if necessary, shareholders of the Seller authorizing the transactions contemplated by this Agreement.

8.	CONDITIONS TO OBLIGATIONS OF THE SELLER

The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

8.1	Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Buyer in this Agreement shall be true and correct in all material respects on the date of this Agreement and on the Closing Date. The Buyer shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing and shall have delivered to the Seller copies of resolutions adopted by the board of directors of the Seller authorizing the transactions contemplated by this Agreement.

9.	CERTAIN ACTIONS AFTER THE CLOSING

9.1	Misdirected Funds or Product Returns. If, after the Closing, the Seller shall receive any payment on account of the Receivables or other of the Assets, it shall promptly endorse over and remit such payments to the Buyer.

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10.	INDEMNIFICATION

10.1	Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

10.2	Indemnity by the Seller. The Seller agrees to indemnify and hold the Buyer and Dalrymple and Buyer’s officers, directors, employees and agents and (collectively, the “Buyer Indemnitees”) harmless from all Buyer Indemnified Liabilities. For this purpose, “Buyer Indemnified Liabilities” shall mean all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys’ fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by the Buyer Indemnitees or any of them arising from, in connection with or as a result of (a) any false or inaccurate representation or warranty made by or on behalf of the Seller in or pursuant to this Agreement and (b) any default or breach in the performance of any of the covenants or agreements made by the Seller in or pursuant to this Agreement.

10.3	Indemnity by the Buyer. The Buyer and Dalrymple, jointly and severely, agree that they will indemnify and hold the Seller and its officers, directors, employees and agents harmless (collectively, the “Seller Indemnitees”) from all Seller Indemnified Liabilities. For this purpose, “Seller Indemnified Liabilities” incurred by the Seller means all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys’ fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by the Seller, arising from, in connection with or as a result of (a) any false or inaccurate representation or warranty made by or on behalf of the Buyer in or pursuant to this Agreement; (b) any default or breach in the performance of any of the covenants or agreements made by the Buyer or Dalrymple in this Agreement; or (c) the operation of the Business or the Assets prior to and after the Closing Date.

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10.4	Procedure for Indemnification.

	(a)	In the event any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in Buyer Indemnified Liabilities or Seller Indemnified Liabilities, as the case may be, the indemnified party shall give written notice to such effect to the indemnifying party promptly upon becoming aware thereof. In such event, the indemnifying party shall assume full control of the defense thereof and hire counsel (which counsel shall be reasonably satisfactory to the indemnified party) to defend any such demand, claim or lawsuit (provided, however, that the failure to give such Notice shall not relieve the indemnifying party of its obligations hereunder). The indemnified party shall be permitted to participate in such defense at its sole cost and expense, provided that if the indemnifying party proposes that the same counsel represent both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the indemnified party shall have the right to retain its own counsel at the cost and expense of the indemnifying party. In the event that the indemnifying party shall fail to respond within 20 days after receipt of the notice from the indemnified party of any such demand, claim or lawsuit, then the indemnified party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the indemnifying party.

	(b)	With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid in advance of settlement or final adjudication thereof on a current basis within 30 days of receipt from the indemnified party of such supporting documentation as the indemnifying party may reasonably request.

11.	TERMINATION

11.1	Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, but not later than the Closing Date:

(a) by mutual written consent of the Buyer and the Seller;

(b) by the Buyer, in its sole discretion, if any of the representations or warranties of the Seller contained herein are not in all material respects true, accurate and complete or if the Seller breaches or fails to comply with any covenant or agreement contained herein; or

(c) by the Seller, in its sole discretion, if any of the representations or warranties of the Buyer contained herein are not in all material respects true, accurate and complete or if the Buyer breaches or fails comply with any covenant or agreement contained herein.

11.2	Effect of Termination. In the event of a termination of this Agreement pursuant to Section 11.1, written notice thereof shall promptly be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by the other party hereto. Notwithstanding such termination, each party shall have the right to seek damages in the event of a breach by the other party of its obligations under this Agreement.

12.	MISCELLANEOUS

12.1	Amendment and Modification; Waiver; Assignment; Binding Effect. This Agreement may only be amended by written instrument signed by the parties hereto. No waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No party shall assign its rights or delegate its duties hereunder without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

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12.2	Entire Agreement. This Agreement and the schedules and exhibits attached hereto constitute the entire agreement of the parties with respect to the sale of the Assets and the other transactions contemplated in this Agreement, and supersede all prior understandings, agreements and oral representations and warranties of the parties with respect to the subject matter of this Agreement.

12.3	Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Delivery of executed signature pages hereof by facsimile transmission shall constitute effective and binding execution and delivery hereof.

12.4	Notices. Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and shall be delivered by electronic mail addressed to:

If to Seller:	If to Buyer:

c/o Benjamin Tran Bitech Technologies Corporation 600 Anton Boulevard, Suite 1100 Costa Mesa, CA 92626 Email: ben@bitech.tech	Peter Dalrymple c/o The Loev Law Firm, PC 6300 West Loop South Suite 280 Bellaire, Texas 77401 dloev@loevlaw.com

Laura Anthony and Lazarus Rothstein Anthony L.G., PLLC 625 North Flagler Drive, Suite 600 West Palm Beach, FL 33401 Email: lanthony@anthonypllc.com and lrothstein@anthonypllc.com

Any such notice shall be deemed delivered on the date delivered if by personal delivery or by facsimile, or (b) on the date upon which the return receipt is signed or delivery is refused or not deliverable, as the case may be, if mailed. Any party may change the address to which notices under this Agreement are to be sent to it by giving written notice thereof.

12.5	Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Delaware. Venue for all matters shall be in New Castle County, Delaware, without giving effect to principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

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12.6	Waiver of Jury Trial Rights. Each party hereto specifically waives any right it might otherwise have to a jury trial with respect to any matter arising under this Agreement.

12.7	Attorneys’ Fees. If any party to this Agreement brings an action to enforce its rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.

12.8	Severability. If any court, arbitrator or administrative agency of a competent jurisdiction finds any provision of this Agreement is illegal, invalid or unenforceable but would be legal, valid or enforceable if some part or parts of it were deleted or modified, or if the period or area of application were reduced, then such provision shall apply automatically with such modification as is necessary to make it legal, valid and enforceable under applicable laws, and otherwise this Agreement shall continue in full force and effect.

12.9	Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

12.10	Entire Agreement. This Agreement constitutes the entire agreement with respect to the Confidential Information disclosed hereunder and other matters set forth herein, and supersedes all prior oral or written agreements between the parties with respect to the subject matter hereof.

12.11	Counterparts. This Agreement may be executed in one or more counterparts, any of which may be executed and transmitted by facsimile or other electronic means, and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of signed counterparts by each of the parties, including exchange by electronic means, will constitute effective execution and delivery of this Agreement.

12.12	Interpretation. Each party hereto has reviewed, and has had an adequate opportunity to have its attorney review, this Agreement. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

12.13	Expenses. Except as otherwise provided in this Agreement, all legal, accounting and other costs and expenses incurred in connection with this Agreement and transactions contemplated by this Agreement shall be paid by the party incurring the expenses.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

Bitech Technologies Corporation
(formerly, Spine Injury Solutions, Inc.)

By:	/s/ Benjamin Tran
Name:	Benjamin Tran
Title:	Chief Executive Officer

SPIN Collections LLC

By:	/s/ Peter Dalrymple
Name:	Peter Dalrymple
Title:	Manager

/s/ Peter Dalrymple
Peter Dalrymple

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